OFFICE LEASE
[CORPORATE POINT]
by and between
EQUASTONE HIGH POINT, LP,
a Delaware limited partnership
as Landlord,
and
HEALTH MANAGEMENT SYSTEMS, INC.,
a New York corporation,
as Tenant.

Health Management Systems
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[CORPORATE POINT]
SUMMARY OF BASIC LEASE INFORMATION
     The parties hereto agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building located at 5615 High Point Drive, Irving, Texas. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE	DESCRIPTION
(References are to the Office Lease)
1.	Date:	July 31, 2007.

2.	Landlord:	EQUASTONE HIGH POINT, LP,
a Delaware limited partnership

3.	Address of Landlord	8910 University Center Lane, Suite 500
	(Section 30.11):	San Diego, California 92122
Attn: Senior Counsel

with a copy to:

11757 Katy Freeway, Suite 490
Houston, Texas 77079
Attn: Clint Harrington

4.	Tenant:	HEALTH MANAGEMENT SYSTEMS, INC.,
a New York corporation

5.	Address of Tenant	401 Park Avenue South
	(Section 30.11):	New York, New York 10016
Attention: Walter Hosp, Senior Vice President and Chief Financial Officer

With a copy to:

Herrick Feinstein, LLP
2 Park Avenue
New York, New York, 10016
Attention: John Goldman, Esq.
(Prior to Lease Commencement Date)

and

5615 High Point Drive, Suite 100
Irving, Texas 75038
Attention: Joseph Joy, Senior Vice President and CIO

With a copy to:

Herrick Feinstein, LLP
2 Park Avenue
New York, New York, 10016
Attention: John Goldman, Esq.
(After Lease Commencement Date)

6.	Premises (Article 1):	Approximately 47,250 rentable square feet of space located in
Suites 100, 400 and 500 on the first (1st), fourth (4th) and fifth
(5th) floors of the Building located and addressed at 5615
High Point Drive, Irving, Texas, as set forth in Exhibit A
attached hereto, which shall be increased to approximately

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(i)

59,426 rentable square feet on the Must Take Commencement
Date (as defined in Section 1.4 below).

7.	Term (Article 2).

	7.1	Lease Term:	Sixty Eight (68) months. If the Lease Commencement Date
occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

	7.2	Lease Commencement	November 1, 2007 (Subject to extension for Landlord Delays
		Date:	as described in Section 5.2 of the Tenant Work Letter).

	7.3	Option(s) to Extend:	Two, Five (5) year Options to Extend.

8.	Base Rent (Article 3):

		Annual
	Monthly	Rental Rate
Lease Month	Installment of Base Rent	per Rentable Square Foot
*11/1/07 – 10/31/08	$61,031.25	$15.50
11/1/08 – 10/31/09	$79,234.67	$16.00
11/1/09 – 10/31/10	$81,710.75	$16.50
11/1/10 – 10/31/11	$84,186.83	$17.00
11/1/11 – 6/30/13	$86,662.92	$17.50

*	Subject to abatement as provided in Article 3 below. Additionally, the Monthly Base Rent through the first Lease Year is calculated based upon 47,250 rentable square feet, and thereafter is calculated on the full 59,426 rentable square feet of the Premises.

9.	Additional Rent (Article 4).

	9.1	Base Year:	Calendar year 2008.

	9.2	Tenant’s Share:	Approximately 21.14% as of the Lease Commencement Date, increased to approximately 26.59% as of the Must Take Commencement Date. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building, which is 223,498 (subject to adjustment pursuant to Section 1.3 of the Lease).

10.	Prepaid Base Rent		$61,031.25 for the first (1st) full month of the Lease Term.
(Article 3)

11.	Security Deposit		$81,710.75
(Article 22):

12.	Parking Pass Ratio		5.7 parking passes for every 1,000 square feet of the Premises.
(Article 28):

13.	Broker		PM Realty Group (for Landlord)
	(Section 30.21):		Transwestern (for Tenant)

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(ii)

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(i)

EXHIBITS		Page
EXHIBIT A	OUTLINE OF FLOOR PLAN OF PREMISES AND MUST TAKE SPACE
EXHIBIT B	TENANT WORK LETTER
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	FORM OF SNDA

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(ii)

INDEX

Page(s)

Abatement Event	10
Abatement Notice	10
Additional Rent	5
Affiliate	18
Affiliated Assignee	18
Affiliated Parties	28
Alterations	12
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Bank	11
Base Rent	4
Base Year	5
Base, Shell and Core	Exhibit B
Blocked Parties	28
BOMA	1
Brokers	27
Building	1
Calendar Year	5
Change Order	Exhibit B
Code	Exhibit B
Common Areas	1
Construction Drawings	Exhibit B
Contamination	25
Contractor	Exhibit D
Control	18
Controllable Operating Expenses	6
Cosmetic Alterations	12
Cost Proposal	Exhibit B
Cost Proposal Delivery Date	Exhibit B
Damage Repair Estimate	16
Election Date	2
Eligibility Period	10
Engineers	Exhibit B
Estimate	7
Estimate Statement	7
Estimated Excess	7
Excess	5
Executive Order	28
Expense Year	5
Exterior Signage	23
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Refusal Notice	2
First Refusal Space	2
Force Majeure	26
Hazardous Material	25
Holidays	9
HVAC	9
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Improvements	Exhibit B
Indemnified Claims	13
Insurance Expenses	5
Interest Notice	3
Landlord	1
Landlord Delays	Exhibit B
Landlord Indemnified Parties	13
Landlord Supervision Fee	Exhibit B
Lease	1
Lease Commencement Date	3
Lease Term	3

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(i)

Page(s)

Lease Year	3
Must Take Commencement Date	1
Must Take Space	1
Net Effective Rent	2
Notices	26
OFAC	28
Operating Expenses	5
Option Notice	3
Option Rent	3
Option Rent Notice	3
Option Term	3
Original Tenant	2
Outside Agreement Date	4
Over-Allowance Amount	Exhibit B
Package Units	11
Parking Facilities	1
Patriot Act Related Laws	28
Permits	Exhibit B
Premises	1
Ready for Occupancy	Exhibit B
Real Property	1
Renovations	28
Rent	5
Review Period	7
Rules and Regulations	8
Second Chance Notice	2
Security Deposit	22
Signage	23
Signage Specifications	23
Specifications	Exhibit B
Standard Improvement Package	Exhibit B
Statement	7
Subject Space	17
Subleasing Costs	17
Summary	1
Superior Leases	2
Superior Rights	2
Systems and Equipment	6
Tax Expenses	6
Tenant	1
Tenant Improvements	1
Tenant Indemnified Parties	15
Tenant Parties	13
Tenant’s Agents	Exhibit B
Tenant’s Election Notice	2
Tenant’s Share	7
Termination Notice	10
Terms	2
Time Deadlines	Exhibit B
Transfer Notice	17
Transfer Premium	17
Transferee	17
Transfers	17
Utility Expenses	7

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(ii)

[CORPORATE POINT]
OFFICE LEASE
     This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between EQUASTONE HIGH POINT, LP, a Delaware limited partnership (“Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation (“Tenant”).
1. REAL PROPERTY, BUILDING AND PREMISES
     1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building known as Corporate Point located and addressed at 5615 High Point Drive, Irving, Texas (the “Building”). The Building, the parking facilities serving the Building from time to time (“Parking Facilities”), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (“Common Areas”). Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property.
     1.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, if applicable, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease and the Tenant Work Letter, if applicable or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant’s business. The preceding sentence notwithstanding, Landlord hereby represents that the certificate of occupancy applicable to the Premises permits general office use. Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) to be constructed pursuant to the Tenant Work Letter, if any, may be collectively referred to herein as the “Tenant Improvements.” There are currently no tenants with rights of expansion, first refusal or similar rights encumbering the Premises which would impact Landlord’s ability to lease the Premises to Tenant or deliver the Premises to Tenant in accordance with the terms of this Lease.
     1.3 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” shall mean “rentable area” calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 — 1996 (“BOMA”). The parties hereby stipulate to the square footage set forth in Section 6 of the Summary for the Premises and Section 9.2 for the Building.
     1.4 Must Take Space. Tenant hereby agrees to add to the Premises, approximately 12,176 additional rentable square feet of space located on the fifth (5th) floor of the Building, as such space is further described on Exhibit “A” attached hereto (“Must Take Space”). So long as Landlord delivers the Must Take Space in accordance with the terms of this Lease, the effective date of Tenant’s lease of the Must Take Space shall be November 1, 2008 (“Must Take Commencement Date”). Tenant’s lease of the Must Take Space shall be on the same terms and conditions as affect the original Premises throughout the Lease Term, including, without limitation, the same Base Rent (per rentable square foot) as then applies to the Premises; provided, however, that (i) as set forth in Section 9.2 of the Summary, Tenant’s Share shall be increased to take into account the additional number of rentable square feet of the Must Take Space, (ii) Tenant shall be entitled to a one-time Improvement Allowance for the Must Take Space in the amount of $25.00 per usable square foot of the Must Take Space, which allowance shall be distributed at the same time as the Improvement Allowance for the entire Premises) and (iii) the number of parking passes to which Tenant is entitled shall be increased in accordance with the ratio set forth in Section 12 of the Summary. Anything herein to the contrary notwithstanding, (i) the Lease Term for the Must Take Space and Tenant’s obligation to pay rent with respect to the Must Take Space shall commence upon the Must Take Commencement Date and shall expire co-terminously with the Lease Term, and (ii) Landlord shall deliver the Must Take Space to Tenant at the same time Landlord delivers the Original Premises to Tenant and Tenant, at Tenant’s option, shall have full use and occupancy of the Must Take Space prior to the Must Take Commencement Date. In the event Tenant occupies the Must Take Space prior to
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the Must Take Commencement Date Tenant shall be required to make applicable payments of Additional Rent. The Options to extend set forth in Section 2.3 below shall apply to the Must Take Space and the original Premises as a single space (i.e., Tenant may elect to extend the Term as to both the original Premises and the Must Take Space and not as to either space independently).
     1.5 Right of First Refusal. Landlord hereby grants to the original Tenant named in this Lease (the “Original Tenant”), during the Lease Term, a continuing right of first refusal with respect to the any and all space located on the second (2nd), third (3rd) and sixth (6th) floors of the Building and made a part hereof (collectively, the “First Refusal Space”). Notwithstanding the foregoing, (i) such first refusal right shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space (the “Superior Leases”) and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenant(s) of the Superior Leases or any other leases in existence as of the date of this Lease (the rights described in items (i) and (ii), above to be known collectively, for purposes of this Section 1.5 only, as “Superior Rights”). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.5.
          1.5.1 Procedure. Landlord shall notify Tenant in writing (the “First Refusal Notice”) from time to time when Landlord receives a proposal that Landlord would consider for all or any portion of the First Refusal Space, where the holder of a Superior Right for that particular space does not desire to lease such space. The First Refusal Notice shall describe the space which is the subject of the proposal (which may include space outside of the First Refusal Space) and shall set forth the terms and conditions (including the proposed lease term) set forth in the proposal (collectively, the “Terms”); provided, however, that in the event the First Refusal Notice for any particular First Refusal Space is delivered in the first eighteen (18) months of the Lease term, the terms and conditions applicable to the First Refusal Space shall be the same as the terms and conditions applicable to the initial Premises (on a per square foot basis). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last six (6) months of the Lease Term unless Tenant has delivered an Interest Notice pursuant to Section 2.3.2 of this Lease, nor during the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to Section 2.3.2 unless and until Tenant has delivered to Landlord the Option Notice pursuant to Section 2.3 of this Lease.
          1.5.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days after receipt of the First Refusal Notice by Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity during the six (6) month period after the Election Date on any terms Landlord desires (provided that if the Net Effective Rent (as defined below) is changed so as to make it more than five percent (5%) more favorable to the third party than the original Terms or if a material change is made to the non-economic Terms set forth in the First Refusal Notice (e.g., the deal is restructured to be a 5 year deal instead of 3 years), Landlord must again deliver a First Refusal Notice (such revised notice shall be referred to as the “Second Chance Notice”) to Tenant and Tenant shall have five (5) business days after receipt of the Second Chance Notice to deliver an Election Notice pursuant to this Section 1.5) and Tenant’s right of first refusal with respect to the First Refusal Space specified in Landlord’s First Refusal Notice shall thereupon terminate and be of no further force or effect, but shall remain in effect for all other portions of the First Refusal Space not contained in the First Refusal Notice. The term “Net Effective Rent” shall mean the rental rate, as adjusted to reflect the value of any free rent, tenant improvement allowance or similar monetary concessions contained in the First Refusal Notice. If Landlord does not receive a response from Tenant in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.
          1.5.3 Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such First Refusal Space.
          1.5.4 Termination of Right of First Refusal. The right of first refusal granted herein shall terminate as to any particular First Refusal Notice (either all of the First Refusal Space if included in the First Refusal Notice or the portion of the First Refusal Space included in the First Refusal Notice, as the case may be) upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord in the First Refusal Notice but shall remain in effect for any subsequent availability of any portion of the remaining First Refusal Space not included in the First Refusal Notice. Landlord shall not have any obligation to deliver the First Refusal Notice if, as of the date Landlord would otherwise deliver the First
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Refusal Notice to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, if any portion of the Premises is subject to a sublease, if the Lease has been assigned, or if any portion of the Premises has been recaptured pursuant to Section 14.4 of this Lease. In addition, at Landlord’s option, if Tenant has previously delivered Tenant’s Election Notice in accordance with Section 1.5.2 and, at any time thereafter, (i) Tenant is in default under the Lease after the expiration of any applicable notice and cure period, (ii) more than fifty percent (50%) of the Premises is subject to a sublease, (iii) the Lease has been assigned to a party other than an Affiliate (as defined in Article 14), or (iv) any portion of the Premises has been recaptured pursuant to Section 14.4 of the Lease, then Tenant shall not have the right to lease the First Refusal Space and Landlord will be free to lease such space to third parties.
2. LEASE TERM
     2.1 Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent or maintenance of the Premises. The term of this Lease (the “Lease Term”) shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter attached hereto as Exhibit “B”, if applicable), and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30).
     2.2 Delays and Notice of Lease Term Dates. If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder, except as set forth in Section 5.2 of the Tenant Work Letter. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates, confirming, among other things, the Lease Commencement Date, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant.
     2.3 Option Term. Landlord hereby grants to Tenant, two (2) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided in Section 2.3.2 below. Tenant shall not have the rights contained in this Section 2.3 if, as of the date of the Option Notice or, at Landlord’s option, at any time between the delivery of the Option Notice and the commencement of the Option Term, Tenant is in default under this Lease after any applicable notice and cure period, more than fifty percent (50%) of the Premises is subject to a sublease, this Lease has been assigned to a party other than an Affiliate, or any portion of the Premises has been recaptured pursuant to Section 14.4 below). Tenant shall have the second Option only in the event Tenant exercises the first option in accordance with this Section 2.3.
          2.3.1 Option Rent. The Rent payable by Tenant during an Option Term (the “Option Rent”) shall be equal to the then fair market rent for the Premises. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises (taking into account such factors as any free rent period, brokers’ commissions, tenant improvements and other concessions offered in connection with other leases) for a term of five (5) years, which comparable space is located in other comparable office buildings in the Las Colinas submarket of Dallas, Texas.
          2.3.2 Exercise of Option. Each option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord no sooner than twelve (12) months and no later than six (6) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (the “Option Notice”) to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the
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Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 2.3.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.3.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.3.3, as applicable, and all references herein to the Lease Term shall include the Option Term.
          2.3.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Landlord’s receipt of the Option Notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within fifteen (15) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.3.3.1 through 2.3.3.7 below.
               2.3.3.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable office properties in the Las Colinas submarket of Dallas. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 2.3.1 of this Lease. Each such arbitrator shall be appointed within twenty (20) business days after the applicable Outside Agreement Date.
               2.3.3.2 The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
               2.3.3.3 The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.
               2.3.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
               2.3.3.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
               2.3.3.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.
               2.3.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.
3. BASE RENT
     Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent (“Base Rent”) as set forth in Section 8 of the Summary, in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. Notwithstanding anything to the contrary contained herein, and provided that Tenant is not in monetary or material default beyond any applicable notice, grace or cure period, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent for the first six (6) full months of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19.1 of this Lease, then as a part of the recovery set forth in Section 20 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent abated under the provisions of this Article 3 pro-rated to take into account that portion of time the Lease was in effect. The Base Rent for the first full month of the Lease Term (or if the first full month of the Lease Term is within a free rent period, then the Base Rent for the first full month which occurs after the expiration of any free rent period) shall
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be paid at the time of Tenant’s execution of this Lease. If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be a proportionate amount of a full calendar month’s rental or other payment based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.
4. ADDITIONAL RENT
     4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent Tenant’s Share of the annual Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses (as such terms are all hereinafter defined) that are in excess of the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses, respectively applicable to the Base Year (the “Excess”). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. In the event the Building is part of a multi-building project, Landlord may allocate Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses applicable to the project as a whole among the buildings within such project on an equitable basis, consistently applied, as reasonably determined by Landlord. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Expenses, as that term is defined below, shall not increase more than five percent (5%) in any calendar year over the maximum amount of Controllable Operating Expenses chargeable for the immediately preceding calendar year, with no limit on the Controllable Operating Expenses during the Base Year (i.e., the actual Controllable Operating Expenses for the Base Year shall be the actual amount for the Base Year for purposes of this provision).
     4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
          4.2.1 “Base Year” shall mean the year set forth in Section 9.1 of the Summary.
          4.2.2 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
          4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change provided any such change will not increase Tenant’s monetary obligations under the Lease to an amount greater than what said obligation would have been but for the change in said Expense Year.
          4.2.4 “Insurance Expenses” shall mean the cost of insurance carried by Landlord, in such amounts and for such coverages as Landlord may reasonably determine or as may be reasonably required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including any deductibles thereunder.
          4.2.5 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord incurs or which accrue during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property (other than Insurance Expenses, Tax Expenses and Utility Expenses), excluding the cost of any capital improvements or other costs except to the extent such Capital Improvements (A) are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property and actually result in an economic savings to Landlord for the refurbishment, (B) are made to the Real Property after the Lease Commencement Date that are required under any governmental law or regulation or (C) are for the purpose of improvement or enhancement of security at the Real Property; provided, however, that if any such cost described in (A), (B) or (C) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as shall be reasonably determined using industry standard accounting principles, consistently applied. If the Building is not fully occupied during any portion of the Base Year or any Expense Year, Landlord shall make a reasonably appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building
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been fully occupied. “Controllable Operating Expenses” shall mean all Operating Expenses except Tax Expenses, Utility Expenses, Insurance Expenses, or payments made to the Las Colinas Association.
     Notwithstanding anything above to the contrary, Operating Expenses shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expenses payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of items considered capital improvements under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building that would not have been incurred but for such violation; (7) Landlord’s general corporate overhead (as opposed to overhead expenses related to the Building or Real Property); (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building); (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Real Property on which the Building is situated); (10) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building; (12) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (17) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if such space was vacant); (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; and (19) costs incurred in connection with the original construction of the Building; (20) advertising, entertainment and promotional activities; (21) expenses for repairs and maintenance paid for by warranties or service contracts; (22) fines, penalties and other costs resulting from the violation by Landlord of any laws; (23) cost incurred in connection with expanding the Building, or building additional stories on the Building or any plaza adjacent thereto; (24) any costs associated with works of art (other than maintenance and cleaning of such items); and (25) any fees, costs or salaries for Building Personnel to the extent such persons are not working in connection with the Building.
          4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.
          4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts, transaction privilege or any
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sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, Systems and Equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein (including, without limitation all taxes attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code or any amendment, adjustment or replacement thereof).
          4.2.8 “Utility Expenses” shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered, are otherwise paid separately by tenants of the Building or are provided exclusively to a specific tenant in the Building), including utilities for the heating, ventilation and air conditioning system for the Building (excluding any individual tenant’s space) and Common Areas.
          4.2.9 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary.
     4.3 Payment of Additional Rent.
          4.3.1 Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days of receipt of the Statement (or within thirty (30) days of receipt if the Lease Term has expired prior to Tenant’s receipt of the Statement), the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. In the event an overpayment is made, such overpayment will be credited against the next installments of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses due, or in the event the Lease Term has expired, then any overpayment will be refunded to Tenant within thirty (30) days after the issuance of the Statement. The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.1 shall survive the expiration or earlier termination of the Lease Term. If requested by Tenant, Landlord will provide Tenant a copy of the tax bill for any applicable Expense Year; provided that such tax bill will be provided for informational purposes only and Tenant will not be given any right to protest such bill.
          4.3.2 Statement of Estimated Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”). If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year (taking into account the cap set forth in Section 4.1), Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          4.3.3 Audit Right. Within one hundred eighty (180) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records (pertaining to Landlord’s calculation of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses) at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable notice, grace or cure periods and provided further that Tenant and such accountant or representative (if any) shall, and each of them shall cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within sixty (60) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with
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Tenant and the accountant to provide Tenant and the accountant with the information upon which the certification is to be based. However, if such certification by the accountant proves that the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses set forth in the Statement were overstated by more than three percent (3%), then the actual, documented and reasonable cost of the accountant and such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. In no event shall Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) except as set forth herein, incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as are described in this paragraph. Landlord shall not be liable for the payment of any contingency fee payments to any auditor or consultant of Tenant. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.
     4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, but only in the event: (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
     4.5 Tax Protest. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Parcel, and all rights to receive notices of reappraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code.
5. USE OF PREMISES
     5.1 Permitted Use. Tenant shall use the Premises solely for general office purposes, call center, copying and information technology purposes (for Tenant’s own use and not as a commercial printing operation), all consistent with the character of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.
     5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises, the Parking Facilities or any other Common Areas or any part thereof for any use or purpose contrary to the rules and regulations reasonably established by Landlord for the Real Property (the “Rules and Regulations”), attached hereto as Exhibit C and made a part hereof, or in violation of any federal, state or local laws, or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property. Tenant shall not use or allow Tenant Parties (as defined in this Lease) to use any part of the Premises or the Real Property for the storage, use, treatment, manufacture or sale of any hazardous or toxic material.
     5.3 Compliance With Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. If such required change is a result of Tenant’s specific use of the Premises, then at its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Systems and Equipment or Common Areas, such changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4 (unless such changes are triggered by or due to Alterations or Improvements made by or at the request of Tenant, in which case Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days after invoicing). Tenant shall comply with the Rules and Regulations of the Building and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time so long as Tenant has received written notice of same. The Rules and Regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.
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     5.4 Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of Tenant and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Real Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that (i) any security or safety measures reasonably employed by Landlord are for the protection of Landlord’s own interests; (ii) Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; (iii) such security and safety matters are the responsibility of Tenant and local law enforcement authorities; and (iv) in no event shall Landlord be liable for damages, losses, claims, injury to persons or property or causes of action arising out of any theft, burglary, trespass or other entry into the Premises or the Real Property, except to the extent of Landlord’s gross negligence or misconduct.
6. SERVICES AND UTILITIES
     6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.
          6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 7:00 p.m., and on Saturday during the period from 8:00 a.m. to 1:00 p.m., provided that HVAC during such Saturday hours will be supplied only in the event Tenant notifies Landlord’s building manager by the end of business on Friday that such HVAC service is required. Notwithstanding the foregoing, HVAC service will not be supplied on the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the Friday following Thanksgiving Day), Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).
          6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use, and electricity at levels consistent with normal general office use, as determined by Landlord (but not less than 6 watts of electrical capacity). All such electricity (including electricity for the HVAC) shall be measured by a general meter and Tenant shall pay separately for its pro rata portion of such metered charges, as Additional Rent, based upon Tenant’s Share.
          6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory, kitchen and toilet purposes.
          6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises in a manner consistent with other comparable buildings in the vicinity of the Building.
          6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.
          6.1.6 Landlord shall provide window washing services for the exterior and interior surfaces of the Building’s perimeter windows only, at intervals which Landlord deems reasonable. Tenant shall be responsible for the cleaning of all other glass surfaces within the Premises except the windows.
          6.1.7 Landlord shall provide nonexclusive freight elevator service (at no additional cost to Tenant) subject to scheduling by Landlord.
          6.1.8 Tenant shall, subject to Landlord’s reasonable security requirements, Force Majeure and de minimus interruptions, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.
     6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent which shall not be unreasonably withheld, delayed or conditioned, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or materially increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such
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additional metering devices. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time reasonably establish, which after hours charge is currently $55.00 per hour, based on Landlord’s out of pocket costs plus a reasonable administrative fee not to exceed 5%. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Notwithstanding anything herein to the contrary, any HVAC or other service necessary to accommodate a computer server room will be deemed to constitute an overstandard use and will be subject to the provisions of this Section 6.2.
     6.3 Interruption of Use. Subject to Section 6.5 below, Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.
     6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement and additional janitorial service, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee and further provided that Landlord’s services are (i) reasonably adequate for Tenant’s requirements and (ii) competitively priced.
     6.5 Abatement. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide utilities or services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses. The term “Eligibility Period” shall mean a period of five (5) consecutive days after Landlord’s and Landlord’s mortgagee’s (if applicable), receipt of the applicable Abatement Notice (provided that Landlord will be provided additional time as required to remedy such event so long as Landlord is diligently attempting to remedy such Abatement Event and pursues such remedy to completion). Such right to abate Base Rent and Tenant’s Share of Operating Expenses, Insurance Expenses, Utility Expenses and/or Tax Expenses shall be Tenant’s sole remedy for an Abatement Event. This Section 6.5 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease. Notwithstanding the foregoing, if Landlord has not cured an Abatement Event within ninety (90) days after receipt of notice thereof from Tenant and such Abatement Event renders a material portion of the Premises unusable, Tenant shall have the right to terminate this Lease by giving Landlord written notice thereof (the “Termination Notice”) at any time following the end of such 90-day period and prior to such time as Landlord has cured the Abatement Event; provided, however the Termination Notice shall be null and void, and this Lease shall not be terminated, if Landlord cures such Abatement Event
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within thirty (30) days following receipt of the Termination Notice. Further, Tenant shall not have the right to terminate this Lease pursuant to the terms of this Section 6.5, if, as of the date of delivery by Tenant of the Termination Notice, (A) the first trust deed holder of the Building (the “Bank”) has recorded a notice of default on the Building or filed a notice evidencing a legal action by the Bank against Landlord on the Building, and (B) the Bank diligently proceeds to gain possession of the Premises and, to the extent Bank does gain possession of the Premises, the Bank diligently proceeds to cure such Abatement Event.
     6.6 Package HVAC Units. Tenant shall be entitled to install, as an initial Tenant Improvement or as an Alteration, dedicated heating, ventilation and air conditioning units (“Package Units”) within the Premises at Tenant’s sole cost and expense. The plans and specifications for any Package Units shall, as indicated in Article 8 below and the Tenant Work Letter (as applicable), be subject to Landlord’s reasonable approval. If Tenant elects to install Package Units within the Premises, Tenant shall also install, at Tenant’s sole cost and expense, separate meters or at Landlord’s option, submeters, in order to measure the amount of electricity furnished to such units and Tenant shall be responsible for Landlord’s actual cost of supplying electricity to such units as reflected by such meters or submeters, which amounts shall be payable on a monthly basis as Additional Rent. Tenant shall be solely responsible for maintenance and repair of the Package Units and such units shall be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of the Lease Term or any applicable Option Term.
7. REPAIRS
     7.1 Landlord’s Repairs. Landlord will be responsible for compliance with the requirements of the Americans with Disabilities Act in effect as of the Lease Commencement Date in the Common Areas of the Building and within the restrooms on the floor(s) on which the Premises are located (even if such restrooms are within Tenant’s Premises); provided that in the event there (i) are requirements which are triggered as a result solely of Tenant’s particular and unique use of the Premises (as opposed to office use generally) or (ii) Alterations constructed by or on behalf of Tenant in the Premises after the Lease Commencement Date, then (with regard solely to such requirements listed in subsections (i) and (ii) above) the same will be Tenant’s responsibility.
     7.2 Tenant’s Repairs. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord’s reasonable costs or expenses (including an administrative fee not to exceed 5%) after fifteen (15) days written notice from Landlord to Tenant. Except as provided in Section 7.3 below, Tenant hereby waives and releases its right to make repairs at Landlord’s expense and/or terminate this Lease or vacate the Premises under any Texas law, statute, or ordinance now or hereafter in effect.
     7.3 Self-Help Rights. Notwithstanding any provision set forth in this Article 7 to the contrary, if Tenant provides written notice to Landlord and any mortgagee of Landlord (of whom Tenant is notified), of an event or circumstance which requires the action of Landlord and which if not performed will materially and adversely prevent Tenant from operating its permitted business from the Premises and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice (but in any event not later than thirty (30) days after receipt of such notice, except in cases where there is an immediate threat of material and substantial property damage or immediate threat of bodily injury, in which case such shorter period of time as is reasonable under the circumstances, unless such repair would normally take longer (and Landlord has commenced said repair work within said thirty (30) day period)), then provided that Tenant’s performance of such repair or maintenance will not void any applicable warranties covering such repair or maintenance, Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice (except in the case of an emergency in which such additional notice will not be required) to Landlord and any mortgagee of Landlord (of whom Tenant is notified) (which additional notice must clearly specify that Tenant is taking such required action), and if such action was required under the terms of the Lease to be taken by Landlord and was not taken or commenced by Landlord within such five (5) business day period, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action. In the event Tenant takes such action, and such work will affect the Systems and Equipment or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such Systems and Equipment or structural components unless such contractors are unwilling or unable to perform, or timely perform, such work or the fees charged by such contractors materially exceed the rates of similarly qualified contractors in the vicinity of the Building, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings and who are reasonably approved by Landlord in writing. Within thirty (30) days after receipt of a reasonably particularized invoice from Tenant of its costs of taking action which Tenant claims should have been taken by
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Landlord, Landlord shall reimburse Tenant the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such reimbursement, but as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease. Tenant agrees to indemnify and hold Landlord harmless from any injury, damage, claim or cause of action which results from Tenant’s gross negligence or willful misconduct in the performance of such repairs or maintenance.
8. ADDITIONS AND ALTERATIONS
     8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. The construction of the initial improvements to the Premises, if any, shall be governed by the terms of the Tenant Work Letter attached hereto as Exhibit “B” and not the terms of this Article 8. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent (and without incurring an administrative fee), provided that the aggregate cost of any such alterations does not exceed $50,000 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment of the Building, (iii) affect the exterior appearance of the Building or (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property. Tenant shall give Landlord at least fifteen (15) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations.
     8.2 Manner of Construction. Tenant shall have obtained Landlord’s approval of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant’s construction of the Alterations; provided, however, a contractor of Landlord’s reasonable selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and, so long as such work is competitively priced, such work shall be performed at Tenant’s cost. Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as is then customary for similar type alterations in the area. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Further, Tenant shall pay to Landlord or its agent a supervision fee based on Landlord’s actual cost of supervision, not to exceed five percent (5%) of the cost of such work (which fee shall not apply to any Cosmetic Alterations, as defined above). The supervision fee applicable to the initial Tenant Improvements constructed in accordance with the Tenant Work Letter will be governed by the terms of the Tenant Work Letter and not this Section 8.2. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable laws and pursuant to a valid building permit, issued by the appropriate governmental authorities, in conformance with Landlord’s construction rules and regulations and in a diligent, good and workmanlike manner. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be posted (if applicable) and recorded in the office of the Recorder of the County in which the Building is located in accordance with all applicable state statutes, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.
     8.3 Landlord’s Property. All Alterations and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant at the time of Landlord’s consent to such Alteration or Improvements, require Tenant at Tenant’s expense to remove any such Alterations or fixtures and/or the Improvements constructed pursuant to Exhibit B if applicable. Any Alterations or Improvements which Landlord does not notify Tenant it must remove at the time of Landlord’s consent to such Alterations or Improvements, shall remain on the Premises upon the expiration or earlier termination of this Lease and shall be
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surrendered in good condition, reasonable wear and tear excepted. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Improvements or fixtures, Landlord may do so and may charge the cost thereof to Tenant. This Section 8.3 shall survive the expiration or earlier termination of this Lease.
     8.4 Landlord’s Liability for Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers, and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.
9. COVENANT AGAINST LIENS
     Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be promptly released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within thirty (30) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.
10. INDEMNITY AND INSURANCE
     10.1 Indemnification and Waiver. Subject to Section 10.6 below, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any negligent or willful act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, invitees or licensees in or about the Premises, the Building or the Real Property (collectively, “Tenant Parties”); (b) any occurrence within the Premises unless solely caused by the gross negligence or willful misconduct of Landlord; and/or (c) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord unless solely caused by the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.
     10.2 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.
          10.2.1 Commercial general liability (CGL) and, if necessary, commercial umbrella insurance, on an occurrence basis, with a limit of not less than $3,000,000 each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in Sections 10.1 and 29.2 of this Lease. Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured. Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this agreement.
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          10.2.2 Commercial property insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Tenant Improvements and Alterations. Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, sprinkler leakage coverage, boiler and machinery (systems breakdown) and earthquake sprinkler leakage coverage. The amount insured shall equal the full replacement cost value new without deduction for depreciation of the covered items. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents. Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above. If the commercial property insurance purchased by Tenant as required above does not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation as required above.
          10.2.3 Business income, Business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils. In no event shall Landlord be liable for any business interruption or consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its agents, employees, directors officers or contractors.
          10.2.4 Worker’s compensation insurance providing statutory benefits to Tenant’s employees, employers liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the workers compensation and employers liability obtained by Tenant. Tenant shall obtain an endorsement to effect this waiver.
     10.3 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease and Landlord makes no representation or guaranty that the insurance required under this Lease shall be sufficient or adequate to protect Tenant. All insurance shall (i) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Texas; and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord. In addition, the insurance described in Section 10.2.1 above shall (a) name Landlord, any mortgage holder and Landlord’s property manager, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. The insurance described in Section 10.2.2 shall name Landlord and any named mortgage holder as loss-payee as to all items referred to in clause (ii) of Section 10.2.2 and the insurance described in Sections 10.2.2 and 10.2.3 shall have deductibles reasonably acceptable to Landlord. Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord’s delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof. All certificates shall provide that such insurance will not be cancelled (or materially changed) without at least thirty (30) days’ prior written notice (ten (10) days for nonpayment of premiums) to Landlord. The words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision. Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.
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     10.4 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.
     10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage, worker’s compensation insurance and loss of income and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insurable under the property damage or loss of income and extra expense insurance required to be maintained hereunder (this waiver extends to deductibles under such insurance).
     10.6 Landlord’s Indemnification of Tenant. Notwithstanding anything herein to the contrary, except for injury or damage (i) of a type that is covered by the waivers described in Section 10.5 or (ii) arising from the negligence or willful misconduct of Tenant or any of the Tenant Parties, Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”), from and against any Indemnified Claims (but excluding claims for consequential damages or lost profits) that arise or result solely from (a) any occurrence in the Common Areas, but only to the extent covered by the liability insurance maintained or required to be maintained by Landlord pursuant to this Lease or (b) any negligent or willful misconduct of Landlord, Landlord’s agents, employees or contractors acting within the scope of their employment.
     10.7 Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Expenses, procure and maintain during the Lease Term hereof, a special form policy or policies of insurance covering loss or damage to the Building including vandalism coverage and malicious mischief, sprinkler leakage, water damage and commercial general liability insurance. Such insurance shall be in such amounts, from such companies, and on such terms and conditions as Landlord or its lender may deem appropriate from time to time, but shall have limits not less than those required of Tenant hereunder.
11. DAMAGE AND DESTRUCTION
     11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of such Common Areas and the Premises (collectively, the “Base, Shell and Core”) to substantially the same condition as existed prior to the casualty, except for modifications required by law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas deemed reasonably desirable by Landlord. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.2.2, and Landlord shall return the Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In the event any damage to the Building or Common Area occurs as a result of the gross negligence or willful misconduct of Tenant and/or its agents, contractors, employees and/or invitees, Tenant shall reimburse Landlord, promptly on demand, for the costs incurred by Landlord in repairing such damage and the provisions of Section 10.5 regarding Landlord’s deductible shall not apply to such reimbursement obligation. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from damage resulting from fire or other casualty or Landlord’s repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, there shall be a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and that portion of the Premises is not occupied by Tenant as a result thereof.
     11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within forty-five (45) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is
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present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) such damage occurs during the last twenty-four (24) months of the Lease Term. Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (“Damage Repair Estimate”) of Landlord’s estimated assessment of the period of time in which the repairs will be completed, which assessment shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repairs of comparable office buildings. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice. In the event there is substantial damage to the Premises during the last twelve (12) months of the Lease Term and Tenant is unable to use the Premises as a result of such damage, Tenant shall have the right to terminate this Lease by providing written notice to Landlord.
     11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of Texas with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.
12. NONWAIVER
     No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated in such waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.
13. CONDEMNATION
     If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon sixty (60) days’ notice, provided such notice is given no later than sixty (60) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon sixty (60) days’ notice, provided such notice is given no later than sixty (60) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for goodwill and moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor (if applicable) with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to any Texas law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.
14. ASSIGNMENT AND SUBLETTING
     14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld if Landlord does not elect to proceed under Section 14.4 below, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of
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the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty-five (25) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require. If there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord. Such fees shall not be greater than $1,500.00 per request for Landlord consent. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.
     14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building; (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (iii) the Transferee is either a governmental agency or instrumentality thereof; (iv) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space; (v) the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; (vi) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (vii) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Building at the time of the request for consent, (B) is negotiating with Landlord to lease space in the Building at such time, or (C) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; (viii) in the case of a proposed sublease by Tenant, the rent to be paid Tenant by the proposed Transferee is less than the prevailing fair market rent (as determined by Landlord) for the Subject Space on a non-sublease basis; or (ix) Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.
     14.3 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant’s receipt from Transferee, fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”), and (iii) legal fees and other fees paid in connection thereto. “Transfer Premium” shall also include, but not be limited to any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any
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Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit (if such understatement is greater than three percent (3%)).
     14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within twenty-five (25) days after receipt of any Transfer Notice, to recapture the Subject Space from Tenant. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee.
     14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.
     14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include a change in the ownership of twenty-five percent (25%) or more of the ownership interests of Tenant or of any entity controlling Tenant (a “Parent Entity”) within a twelve (12)-month period, unless Tenant or such Parent Entity is a publicly-held company whose stock trades on a nationally-recognized exchange. For purposes of this Section “controlling” shall mean the ability, directly or indirectly, to direct or cause the direction of the management of Tenant, whether through ownership of an equity interest, by contract, or otherwise.
     14.7 Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (“Affiliate”) is hereby defined as an entity which is controlled by, controls, or is under common control with, Tenant, or that becomes a parent, successor or affiliate of Tenant, or is a successor of Tenant by reason of merger, consolidation, public offering, reorganization, dissolution, or sale of stock, membership or partnership interests or assets) shall not be deemed a transfer under this Article 14 and Landlord’s consent shall not be required, nor shall the provisions of Section 14.3 apply, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease to such Affiliate (including, in the event of an assignment, evidence of the assignee’s assumption of Tenant’s obligations under this Lease or, in the event of a sublease, evidence of the sublessee’s assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant solely to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Building, and (iv) the net worth of such Affiliate is not less than reasonably required to fulfill the terms of this Lease as determined by Landlord exercising its commercially reasonable business judgment. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 14 shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity. Nothing contained in this Section 14.7 shall be deemed to release Tenant from its obligations under this Lease.
15. SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY
     No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish,
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such items of furniture, equipment, and other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3. Tenant shall be required to remove the existing telephone and data cabling in the Premises prior to the installation of Tenant’s cabling in the Premises; provided that upon the expiration or earlier termination of this Lease, Tenant will not be required to remove the cabling installed by or upon the request of Tenant in the Premises, provided that Tenant shall leave such cabling in a manner which complies with any applicable laws or fire codes. Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. To the fullest extent permitted by applicable law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s personal property from the Premises upon the expiration of the Lease Term or within 30 days after written notice if the Lease is otherwise terminated early, Landlord may (but shall not be obligated to) deem all or any part of Tenant’s personal property to be abandoned, and title to Tenant’s personal property (except with respect to any Hazardous Material (defined in Paragraph 29)) shall be deemed to be immediately vested in Landlord with no obligation on the part of Landlord to compensate Tenant for such property.
16. HOLDING OVER
     If Tenant holds over after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and Base Rent shall be payable at a monthly rate equal to 150% of the Base Rent and Tenant’s Share of Operating Expenses due for the period immediately preceding the holdover. Provided, however, that in the event Landlord notifies Tenant that they have a bona fide third party tenant with whom a lease has been executed, then thirty (30) days after such notice, the holdover percentage set forth above shall be increased to 200%. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Such holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
17. ESTOPPEL CERTIFICATES
     Within ten (10) business days following a request in writing by either party, the other party shall execute and deliver to the requesting party an estoppel certificate, in such form as may be reasonably required by such party or any prospective mortgagee or purchaser of the Real Property, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested.
18. SUBORDINATION
     Landlord agrees to provide Tenant with a subordination, non-disturbance and attornment agreement from the current lender on the Building in the form attached hereto as Exhibit “D.” This Lease is further subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the lender or holder of any mortgage or trust deed upon any foreclosure, to the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such lender, purchaser or lessor, and to recognize such lender, purchaser or lessor as the lessor under this Lease; provided that the foregoing is expressly conditioned upon such lender or successor agreeing not to disturb Tenant’s right to possession under this Lease so long as Tenant is not in default. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.
19. DEFAULTS; REMEDIES
     19.1 Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
          19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, after five (5) days’ written notice to Tenant; or
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          19.1.2 Any failure by Tenant (other than a failure pursuant to Section 19.1.1 or 19.1.4) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or
          19.1.3 The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the insolvency of Tenant or any guarantor of this Lease or the inability of Tenant or any guarantor of this Lease to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within thirty (30) days; or
          19.1.4 The failure of Tenant to execute any documents referenced in Article 17 or 18 within the time periods set forth in those Articles.
     Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under current or future Texas statutes.
     19.2 Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified) from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period). Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.
20. LANDLORD REMEDIES
     20.1 Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at law or in equity, including, without limitation, any one or more of the following remedies:
          20.1.1 Without terminating this Lease, re-enter and take possession of the Premises;
          20.1.2 Without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby voiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized, at Tenant’s expense, to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord;
          20.1.3 Terminate this Lease;
          20.1.4 Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;
          20.1.5 Cure such event of default for Tenant at Tenant’s expense (plus a 5% administrative fee);
          20.1.6 Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;
          20.1.7 Require all future payments to be made by cashier’s check, money order, or wire transfer after the first time any check is returned for insufficient funds, or the third time any sum due hereunder is more than five days late;
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          20.1.8 Apply any Security Deposit as permitted under this Lease; and/or
          20.1.9 Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.
          20.1.10 Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, without notice, alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.
          20.1.11 The provisions hereof shall override and control any conflicting provisions of Section 93.002 of the Texas Property Code
(as amended).]
     20.2 Measure of Damages.
          20.2.1 Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.
          20.2.2 Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory, or other property and repairing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the reasonable cost of advertising, commissions, architectural fees, legal fees, and leasehold improvements, and any reasonable allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the amount of such rental loss that would be reasonably avoided pursuant to Section 20.4. below, or, if the Premises are relet, the actual rental value of such replacement lease (provided that if the rent to be received under such replacement lease exceeds the rent that would have been due under this Lease, Tenant will not be given a credit for any such increase in rent), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.
     20.3 Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the rate set forth in Article 25 below. However, in no event shall the charges permitted under this Section 20.3 or elsewhere in this Lease, to the extent they are considered interest under applicable law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by law, then it is the express intent of Landlord and Tenant that all the excess amounts collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. Notwithstanding any other provision of this Lease to the contrary, Tenant shall hold the Landlord Indemnified Parties harmless from and indemnify and defend such parties against, all claims that arise out of or in connection with a breach of this Lease, specifically including any violation of applicable laws or Contamination (defined in Article 29) caused by Tenant.
     20.4 Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall use commercially reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Article 14, or who (1) is an Affiliate,
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parent, or subsidiary of Tenant; (2) is not reasonably acceptable to any Mortgagee of Landlord; or (3) is unwilling to accept commercially reasonable lease terms then proposed by Landlord, including: (a) leasing for a shorter term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) substantially changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. Listing the Premises with a broker in a manner consistent with the foregoing shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises.]
     20.5 Intentionally Omitted.
     20.6 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.
21. COVENANT OF QUIET ENJOYMENT
     Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
22. SECURITY DEPOSIT
     Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 11 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease beyond any applicable notice, grace or cure period, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant’s default hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. Landlord shall return the Security Deposit (less any portion thereof used, applied or retained by Landlord as permitted herein) to Tenant within sixty (60) days a reasonable time period following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Sections 93.005 and 93.006 Texas Property Code and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.
23. INTENTIONALLY OMITTED
24. SIGNS
     24.1 Premises Identification and Building Directory Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to (i) Building-standard identification signage outside of Tenant’s Premises on the floor on which Tenant’s Premises are located, and (ii) to one (1) line on the Building directory to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program and will comply with all applicable governmental requirements, codes or ordinances (including the receipt of any necessary permits). Any change in Tenant’s signage shall be at Tenant’s sole cost and expense.
     24.2 Prohibited Signage and Other Items. Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from
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outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.
     24.3 Exterior Signage. Subject to this Section 24.3, Tenant shall be entitled to install, at its sole cost and expense, a strip on the Building’s existing Multi Tenant monument sign (“Signage”), which shall be the top position on such sign. The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld and of the Las Colinas Association. In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant’s receipt of all required governmental permits and approvals, and shall be subject to any covenants, conditions and restrictions affecting the Building. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage and Exterior Signage shall be personal to the originally named Tenant and may not be transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the Building’s monument sign (or the Building, as applicable) and shall cause the monument sign (or the Building, as applicable) to be restored to the condition existing prior to the placement of such Signage reasonable wear and tear accepted. If Tenant fails to remove such Signage and to restore the monument sign (or the Building) as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or the loss of Tenant’s Exterior Signage right as provided below), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefore. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.
     Should the name of the original Tenant change, then the Signage may be modified at Tenant’s sole cost and expense to reflect the new name, but only if the new name does not (i) relate to an entity that is of a character, reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend a institutional landlord of a project comparable to the Building, taking into consideration the level and visibility of such signage or (ii) cause Landlord to be in default under any lease or license with another tenant of the Building.
     In the event that at any time during the Lease Term Tenant leases fifty percent (50%) of all leasable space in the Building, Tenant shall have the right to place a sign on the second floor spandrel on the exterior of the Building (“Exterior Signage”), the exact location of which will be subject to Landlord’s reasonable approval, and which Exterior Signage will be subject to all of the terms and conditions of this Section 24.3 above. If at any time Tenant fails to lease fifty percent (50%) of the Building, or is in default under this Lease after the expiration of applicable notice and cure periods, Tenant’s right to the Exterior Signage will terminate and Tenant will remove such Exterior Signage and repair the Building in accordance with the terms of this Section 24.3 above, or Landlord may remove and repair the same and charge Tenant the reasonable cost thereof as Additional Rent.
25. LATE CHARGES
     If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when said amount is due, then (i) Tenant shall pay to Landlord a late charge equal to six percent (6%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder, and (ii) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by the largest federally chartered banking institution in the State where the Building is located plus five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
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26. LANDLORD’S RIGHT TO CURE DEFAULT
     All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums reasonably incurred by Landlord in connection therewith. Tenant’s reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.
27. ENTRY BY LANDLORD
     Landlord reserves the right upon twenty-four (24) hours prior notice to Tenant (except that no notice shall be required in the case of an emergency or regularly scheduled service (such as janitorial)) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post or serve notices of nonresponsibility for mechanics’ lien purposes; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building pursuant to the terms and conditions of the Lease. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; (C) perform any covenants of Tenant which Tenant fails to perform; or (D) to address an emergency. Any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In the event Landlord enters the Premises to perform any work or repair, Landlord shall use commercially reasonable efforts to cause minimal interference with Tenant’s use and shall repair any damage caused by the performance of such work by Landlord.
28. TENANT PARKING
     Subject to compliance with the rules and regulations reasonably prescribed by Landlord, Tenant shall have the right to use the number of parking passes set forth in Section 12 of the Summary of Basic Lease Information, at no charge to Tenant during the initial Lease Term. Landlord has advised Tenant, and Tenant acknowledges, that (i) a portion of the Parking Facilities are derived through an off-site parking easement (the “Parking Easement”) and that although the Parking Easement has been insured under Landlord’s owner policy of title insurance, Landlord does not warrant that the parking rights provided under the Parking Easement will remain in existence or otherwise will not be free from a third party challenge, and (ii) Tenant’s parking rights granted hereunder are granted on a non-exclusive, first-come first-served basis. In no event shall Tenant use more than the number of parking passes allocated to Tenant by Section 12 of the Summary. For purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property, Landlord may without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Facilities, so long as Landlord relocates Tenant’s parking to other parking structures and/or surface parking areas with the same number of spaces Tenant is entitled to herein, and further provided Landlord provides a free shuttle service to and from the temporary parking areas (unless the temporary parking is in the parking lot immediately adjacent to the Building).
     Tenant may, as an Alteration subject to the terms of Article 8 of this Lease and approval of the Las Colinas Association, elect to construct, at Tenant’s sole cost, up to forty (40) covered carports in the surface parking lot at locations reasonably approved by Landlord and the Las Colinas Association. Such covered carports shall be exclusive to Tenant during the Term of this Lease; provided, however, that Landlord will not be obligated to police the use of such carports. Upon the expiration or earlier termination of this Lease, the covered carports shall become the property of Landlord and Tenant shall have no obligation to remove same. Subject to approval by the Las Colinas Association and Landlord (provided Landlord’s approval shall not be unreasonably withheld), Tenant may place signage on its carports identifying them as reserved for Tenant and stating that violators will be towed at the car owner’s expense. Tenant will indemnify, defend and hold the
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Landlord Indemnified Parties harmless from any Indemnified Claims arising out of the towing of any cars parked in the carports.
29. HAZARDOUS MATERIALS
     29.1 Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept, and disposed of in compliance with laws) shall be brought upon, used, kept, or disposed of in or about the Premises or the Real Property by any Tenant Parties or any of Tenant’s transferees, contractors, agents or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept, and disposed of in compliance with all laws.
     29.2 Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by law or which is deemed necessary by Landlord, in Landlord’s commercially reasonable business judgment, shall be performed by Landlord and Tenant shall reimburse Landlord for the reasonable cost thereof, plus a 5% administrative fee. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including testing, remediation and consultant and reasonable attorneys’ fees and court costs, arising or resulting from (a) any Contamination on or about the Premises, Building or Real Property caused by Tenant or any Tenant Parties; or (b) any breach of this Article 29 by Tenant.
     29.3 Definitions. A “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation, or remediation under any laws or which is now or hereafter defined, listed, or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws, including but not limited to, asbestos. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi, or other bacterial agents, in, on, under, at, or from the Premises, the Building, or the Real Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action, or imposition affecting any Landlord Indemnified Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal, and restoration work, including response costs under CERCLA and similar statutes.
     29.4 Landlord represents and warrants that, to the best of the Building manager’s knowledge, as of the date of this Lease there are currently no Hazardous Materials located on the Building or within the Premises in violation of applicable Laws in effect as of the date of this Lease. Landlord shall, at no cost to Tenant (and not as an Operating Expense), remove or remediate any Hazardous Material in the Building to the extent required under applicable Laws, except where such removal or remediation is Tenant’s responsibility pursuant to Section 29.1 above. Landlord indemnifies Tenant for, from and against any breach by Landlord of the obligations stated in this Section 29.4, and agrees to defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease Term as a result of such breach.
30. MISCELLANEOUS PROVISIONS
     30.1 Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party. An electronic or facsimile copy of the Lease shall be deemed an original for purposes of this Section 30.1. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
     30.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.
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     30.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.
     30.4 Transfer of Landlord’s Interest. In the event Landlord transfers all or any portion of its interest in the Real Property and Building and in this Lease, Landlord shall automatically be released from all remaining liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer.
     30.5 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
     30.6 Time of Essence. Time is of the essence of this Lease and each of its provisions.
     30.7 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     30.8 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building, and the rents and income therefrom, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.
     30.9 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.
     30.10 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
     30.11 Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, “Notices”) by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery. Notices shall be directed to the parties at their respective addresses set forth in the Summary. In the event that a different address is furnished by either party to the other party in accordance with the procedures set forth in this
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Section 30.11, Notices shall thereafter be sent or delivered to the new address. Notices given in the foregoing manner shall be deemed given (a) when actually received or refused by the party to whom sent if delivered by carrier or personally served or (b) if mailed, on the day of actual delivery or refusal as shown by the addressee’s registered or certified mail receipt. For purposes of this Section 30.11, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.
     30.12 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.
     30.13 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
     30.14 Governing Law; Jurisdiction and Venue. This Lease and the rights and obligations of the parties shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located. All obligations under this Lease are performable in the County in which the Building is located, which shall be the venue for all legal actions.
     30.15 Jury Trial Waiver. TENANT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS LEASE OR ANY CONDUCT, ACT OR OMISSION OF LANDLORD, TENANT, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LANDLORD OR TENANT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
     30.16 Paragraph Headings. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.
     30.17 Recording. Tenant shall not record this Lease or any memorandum of lease.
     30.18 Authority. Tenant covenants, warrants, and represents that each individual executing, attesting, and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.
     30.19 Relationship. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture, or any other relationship.
     30.20 Survival of Obligations. The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Those terms or provisions of this Lease which this Lease expressly states shall survive, or which by their context are clearly intended to survive, the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.
     30.21 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord will compensate the Brokers pursuant to a separate agreement.
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     30.22 Transportation Management. Tenant, at no additional material cost or liability to Tenant, shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
     30.23 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.
     30.24 Landlord Renovations. Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein or in the Tenant Work Letter, if applicable), during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the Parking Facilities, Common Areas, Systems and Equipment, roof, and structural portions of the same. So long as Landlord uses commercially reasonable efforts to ensure that (i) interference with Tenant’s use and occupancy of the Premises is minimal, and (ii) access to the Premises is not adversely affected, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, (unless same are caused by Landlord’s negligence or misconduct) nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.
     30.25 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that one (1) time in any calendar year), Tenant shall deliver to Landlord a current financial statement of Tenant and any guarantor of this Lease. In the event Tenant is publicly traded and its financial statements are available on-line, this Section 30.25 shall not apply.
     30.26 Excepted Rights. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes, terrorist activities and civil disturbances. So long as such imminent danger is continuing, a closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder.
     30.27 Interpretation of Lease Terms. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.
     30.28 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.
     30.29 OFAC Compliance. For purposes of this Section 30.29, the term “Affiliated Parties” shall mean Tenant, any Guarantor hereunder, all persons and entities owning (directly or indirectly) an ownership interest in Tenant or Guarantor, and any and all subsidiaries, predecessors, agents and affiliates thereof. “Blocked Parties” mean any person or entity (A) that is itself or an Affiliated Party of an entity listed in the Annex to, or is otherwise subject to the provisions of, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order”), (B) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any Patriot Act Related Law (as defined below), (C) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order, (D) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list. The “Patriot Act Related Laws” are defined as any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury
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(including, but not limited to, OFAC’s Specially Designated and Blocked Persons list) or any statute or executive order (including, but not limited to, the Executive Order) designed to limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., including, without limitation Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as the same may be amended from time to time, and any other governmental law, rule or regulation implementing such laws or purposes. Tenant hereby represents and warrants that Tenant and all Affiliated Parties (i) have never been a Blocked Party, and (ii) have been and are currently in full compliance with all Patriot Act Related Laws. Tenant covenants that neither Tenant nor any of its Affiliated Parties will do any of the following: (i) conduct any business or engage in any transaction or deal with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Patriot Act Related Law. Tenant shall continue to comply with the Patriot Act Related Laws and use commercially reasonable efforts to avoid business transactions with Blocked Parties. If, at any time, any of the representations set forth above in this Section 30.29 becomes false or Tenant willfully breaches any other provision of this Section 30.29, then it shall be considered a default under this Lease, which shall not be subject to any notice and/or cure period and Landlord shall have the immediate right to exercise its rights and remedies in the event of a default, including, but not limited to, termination of this Lease.
31. METHOD OF CALCULATION
     Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature. Tenant further voluntarily and knowingly waives (to the fullest extent permitted by applicable Law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.
32. EXCLUSIVITY
     Landlord hereby agrees that, during the initial Lease Term (or any Option Term, if applicable), Landlord shall not, without Tenant’s prior written consent, enter into any lease for space in the Building to any entity whose primary business is cost containment, recovery and coordination of benefits for government agencies. Landlord’s agreement pursuant to this Article 32 is specifically subject to all existing and subsequently-adopted laws that prohibit or modify such restriction and is not applicable to (i) any leases between Landlord and tenants of the Building that are in existence as of the date of this Lease, (ii) any subleases from existing or future tenants of the Building to a proposed subtenant(s) unless the terms of such leases permit Landlord to withhold its consent to such a sublease (which language will be included in all leases entered into by the original Landlord named in this Lease), or (iii) any operations conducted by Landlord or any entity that controls, is controlled by or is under common control with Landlord or is otherwise affiliated with Landlord. In addition, the foregoing restriction shall be of no further force and effect if at any time during the initial Lease Term (or any Option Term, if applicable), the Premises are not primarily used by Tenant for cost containment, recovery and coordination of benefits for government healthcare systems.
     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

EQUASTONE HIGH POINT, LP
a Delaware limited partnership

By: Equastone High Point GP, LLC
Delaware limited liability company
Its: General Partner

By:	/s/ Clint Harrington
Name:	Clint Harrington
Its:	EVP
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By:	/s/ Kirk Cypel
Name:	Kirk Cypel
Its:	COO

TENANT:

HEALTH MANAGEMENT SYSTEMS, INC.,
a New York corporation

*By:	/s/ Walter D. Hosp
Name:	Walter D. Hosp
Title:	Sr VP, CFO

*By:
Name:
Title:
*NOTE:
Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Agreement.
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EXHIBIT A
OUTLINE OF FLOOR PLAN OF PREMISES AND MUST TAKE SPACE
EXHIBIT A
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EXHIBIT A
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CORRIDOR
OPEN TO BELOW
STAIR
MEN'S
WOMEN'S
ELEV.LOBBY
STOR.
NORTH

SUITE	TENANT	USF	RSF
400	HEALTH MANAGEMENT SYSTEMS	19,926	24,392

EXHIBIT A
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EXPANSION AREA - OCTOBER 2008
12,176 RSF
ELEC. 505
JAN. 506
TELE.
SERVICE ELEV. 5
UP
DN
STAIR #1
CORRIDOR 500
STAIR #2
MEN
WOMEN 504
STOR. 503
SHAFT
NORTH

SUITE	TENANT	USF	RSF
500	HEALTH MANAGEMENT SYSTEMS	19,893	24,352

EXHIBIT A
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EXHIBIT B
TENANT WORK LETTER
     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.
SECTION 1
LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES
     Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises and (ii) of the floor of the Building on which the Premises are located (collectively, the “Base, Shell and Core”).
SECTION 2
IMPROVEMENTS
     2.1 Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Improvement Allowance”) in the amount of $25.00 per square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements that are permanently affixed to the Premises (the “Improvements”). In addition, Landlord will provide Tenant with up to One and 50/100 Dollars ($1.50) per square foot of the Premises for space planning, design and engineering fees (“Soft Cost Allowance”) and a lump sum of $10,809.56 for lighting upgrades (“Lighting Allowance”). For the purposes of this Work Letter, the Soft Cost Allowance and the Lighting Allowance shall be deemed to be included in the definition of “Improvement Allowance.” Other than Landlord’s obligation to disburse the Improvement Allowance pursuant to this Tenant Work Letter, Tenant shall be responsible for all costs relating to the design and construction of the Improvements and in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. All Improvements constructed pursuant to this Work Letter shall be deemed Landlord’s property under the terms of Section 8.5 of the Lease. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance, except that Tenant may apply any unused Improvement Allowance to (i) cover its costs of moving into the Premises, costs of furniture, fixtures and equipment to be used in the Premises or (ii) (provided that Tenant first satisfies all obligations under this Lease for the first twelve (12) months of the Lease Term) as a credit against Tenant’s Base Rent for the thirteenth (13th) and/or fourteenth (14th) full month(s) of the Lease Term. The foregoing credit will be paid to Tenant (or credited against Base Rent) after written notice from Tenant after the substantial completion of the Improvements; provided that Tenant must make a written request for such amounts on or before December 31, 2008 or it will forfeit the right to such credit. Notwithstanding the foregoing, Tenant will complete Improvements in the Premises in substantial accordance with the preliminary plan previously provided to the Architect by Tenant.
     2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, which disbursements will be made directly to the Contractor as the work progresses, subject to a retainage to be paid upon completion of the Improvements), only for the following items and costs (collectively, the “Improvement Allowance Items”):
          2.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;
          2.2.2 The payment of plan check, permit and license fees relating to construction of the Improvements;
          2.2.3 The cost of construction of the Improvements;
EXHIBIT B
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          2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or are otherwise required by law as a result of the construction of the Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
          2.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, “Code”);
          2.2.6 Sales and use taxes;
          2.2.7 “Landlord’s Supervision Fee,” as hereinafter defined; and
          2.2.8 All other reasonable costs to be expended by Landlord in connection with the construction of the Improvements.
     2.3 Standard Improvement Package. Landlord may establish reasonable specifications (the “Specifications”) for the Building standard components to be used in the construction of the Improvements in the Premises (collectively, the “Standard Improvement Package”), which shall be delivered to Tenant in connection with the deliveries set forth in Section 3 herein. Tenant shall utilize materials and finishes which are not of lesser quality than the Specifications.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner selected by Tenant and reasonably approved by Landlord (the “Architect”), to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain any necessary engineering consultants (the “Engineers”), all of which shall be subject to Landlord’s reasonable prior approval, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. Tenant agrees to consider Landlord’s suggested architect and/or engineers, so long as such architects and/or engineers are reasonably acceptable to Tenant and competitively priced. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
     3.2 Final Space Plan. Promptly after the full execution and delivery of this Lease, the Architect (with reasonable input by Landlord) shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant’s approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Tenant to Landlord no later than five (5) days after Tenant’s receipt of such Final Space Plan. Once Tenant has approved the Final Space Plan, it shall be delivered to Landlord for Landlord’s reasonable approval, which such approval or disapproval must be given within three (3) business days. If Landlord reasonably disapproves of any portion of the Final Space Plan, the parties shall meet, within three (3) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of the parties. The Architect shall then revise the Final Space Plan to the form agreed upon in such meeting and Landlord shall then approve or reasonably disapprove the revised Final Space Plan no later than three (3) business days after Landlord’s receipt of such revised Final Space Plan. If Landlord shall again reasonably disapprove the revised Final Space Plan, the parties will revise and review the Final Space Plan again in accordance with the procedure set forth above until Landlord’s reasonable approval is obtained.
     3.3 Final Working Drawings. Promptly after the Final Space Plan is approved by Landlord in accordance with Section 3.2, the Architect and the Engineers (with reasonable input by Landlord) shall complete the architectural and engineering drawings for the Premises, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval or reasonable disapproval, which approval or reasonable disapproval shall be delivered by Tenant to Landlord no later than five (5) days after Tenant’s receipt of such Final Working Drawings. Once Tenant has approved the Final Working Drawings, they shall be delivered to Landlord for Landlord’s reasonable approval, which approval or reasonable disapproval shall be delivered by Landlord to Tenant no later than three (3) business days after
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Landlord’s receipt of such Final Working Drawings. If Landlord reasonably disapproves of any portion of the Final Working Drawings, the parties shall meet, within three (3) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Landlord. The Architect shall then revise the Final Working Drawings to the form agreed upon in such meeting. Landlord shall then approve the revised Final Working Drawings no later than three (3) business days after Landlord’s receipt of such revised Final Working Drawings. If Landlord shall again reasonably disapprove the revised Final Working Drawings, the parties will revise and review the Final Working Drawings again in accordance with the procedure set forth above until Landlord’s reasonable approval is obtained.
     3.4 Approved Working Drawings. Landlord shall promptly submit the Final Working Drawings reasonably approved by Landlord and Tenant (the “Approved Working Drawings”) to the appropriate governmental entities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Improvements (the “Permits”). If Tenant desires any change, modification or alteration in the Approved Working Drawings, Tenant must first obtain the prior written reasonable consent of Landlord, which consent shall be provided or reasonably withheld within three (3) business days. Otherwise, such consent shall not be unreasonably withheld, delayed or conditioned. Prior to commencing any change requested by Tenant to the Approved Working Drawings, Landlord shall prepare and deliver to Tenant, for Tenant’s approval, a change order (“Change Order”) setting forth the additional time required to perform the change and the total cost of such change, which shall include associated architectural, engineering and Contractor’s fees. If Tenant fails to approve such Change Order in writing within two (2) business days after such delivery by Landlord as to any change requested by Tenant, Tenant shall be deemed to have withdrawn the Change Order and Landlord shall not proceed to perform the change.
     3.5 Time Deadlines. The parties shall cooperate with (i) the Architect, and the Engineers to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2, below, in accordance with the dates set forth herein. Tenant or Tenant’s representatives (including, but not limited to, the Architect) shall meet with Landlord on a weekly basis as reasonably necessary to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Tenant Work Letter are referred to herein as the “Time Deadlines.” Tenant agrees to use reasonable efforts to comply with the Time Deadlines.
SECTION 4
CONSTRUCTION OF THE IMPROVEMENTS
     4.1 Contractor. Tenant shall select either PM Realty or Transwestern as the construction manager for the Improvements promptly after the full execution and delivery of this Lease. The contractor which shall construct the Improvements shall be a contractor selected pursuant to the following procedure. The Final Working Drawings shall be submitted by Tenant to at least two (2) general contractors reasonably approved by the construction manager. Each such contractor shall be invited to submit a sealed, fixed price contract bid (on such bid form as Landlord shall designate) to construct the Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Improvements. The subcontractors utilized by the Contractor shall be subject to Landlord’s reasonable and prompt approval (any unreasonable delay will be a Landlord Delay) and the bidding instructions shall provide that as to work affecting the structure of the Project and/or the systems and equipment of the Project, Landlord shall be entitled to designate the subcontractors in a prompt manner. The bids shall be submitted promptly and a reconciliation shall be performed by Tenant to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made. Tenant shall select the contractor who shall construct the Improvements. The contractor selected may be referred to herein as the “Contractor”.
     4.2 Cost Proposal. The winning bid pursuant to Section 4.1 above shall be referred to as the “Cost Proposal”. Landlord does not guaranty the accuracy of the Cost Proposal. Upon selection of a Contractor, Tenant shall be deemed to have approved the Cost Proposal. The date by which Tenant has approved the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date.”
     4.3 Construction of Improvements by Landlord’s Contractor under the Supervision of Landlord.
          4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Landlord shall determine the amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date that is
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not otherwise included within the Cost Proposal, including any costs incurred by Landlord and/or Tenant for the preparation of the Construction Drawings). Tenant shall pay the Over-Allowance Amount to Landlord in accordance with the following schedule: (a) one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord on the Cost Proposal Delivery Date, (b) one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord within ten (10) days after notice from Landlord to Tenant that the Improvements are at least fifty percent (50%) complete, and (c) the remaining one-third (1/3) of the Over-Allowance Amount shall be due and payable by Tenant to Landlord upon the Commencement Date of this Lease. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord’s request as an addition to the Over-Allowance Amount. In addition, upon Landlord’s determination of the actual costs incurred by or on behalf of Landlord for the Improvement Allowance Items, Tenant shall pay Landlord the amount, if any, by which such actual costs exceed the sum of the Improvement Allowance and the Over-Allowance Amount within fifteen (15) days after being billed therefor, or Landlord may, at its election, require that Tenant deposit with Landlord the full amount of such excess prior to Landlord’s delivery of the Premises to Tenant. No portion of the Improvement Allowance shall be used to pay Tenant or Tenant’s agents, contractors or employees, unless and until Landlord’s contractors and any other persons and entities employed by or under contract with Landlord have been paid in full.
          4.3.2 Landlord Supervision. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord (or its agent) in an amount equal to the product of (i) three percent (3%) and (ii) the Improvement Allowance Items.
          4.3.3 Contractor’s Warranties and Guaranties. To the extent any of the same run to the Landlord, Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. Such warranties and guaranties of Contractor shall guarantee that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.
SECTION 5
COMPLETION OF THE IMPROVEMENTS; LEASE COMMENCEMENT DATE
     5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or its contractors. Notwithstanding the foregoing, except as set forth in Section 5.2 below, the Lease Commencement Date will occur on the date set forth in Section 7.2 of the Summary, regardless of whether the Improvements are Substantially Complete as of that date. Tenant hereby agrees and acknowledges that, except as set forth in Section 5.2 below, the Improvements may be completed during the Term of this Lease, and the completion of such Improvements will not be deemed a constructive eviction, nor shall Tenant be entitled to any abatement of rent (other than the sums abated per Article 3 of the Lease) in connection with the completion of such Improvements.
          5.2 Delay of Substantial Completion of the Premises. Except as provided in this Section 5, the Lease Commencement Date shall occur as set forth in Section 7.2 of the Summary and Article 2 of the Lease. If there shall be an actual delay in the Substantial Completion of the Premises as a result of Landlord’s failure to consent or approve (or to disapprove with a reasonable statement of the reasons for such disapproval) of any item requiring its consent or approval within three (3) business days after Landlord’s receipt of the request for its consent or approval (collectively, “Landlord Delays”) then, notwithstanding anything to the contrary set forth in this Lease, the Lease Commencement Date set forth in Section 7.2 of the Summary will be extended by the number of days of Landlord Delay.
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SECTION 6
MISCELLANEOUS
     6.1 Tenant’s Entry Into the Premises Prior to Lease Commencement Date. Provided that Tenant and its agents do not unreasonably interfere with, or delay, Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises at any time after September 1, 2007 for the purpose of Tenant installing (i) Tenant’s data and telephone equipment and cabling in the Premises, (ii) the construction of cubicles or other furnishings, and (iii) any other work required to be done in connection with the Premises. Such work will be coordinated with the Contractor to cause such work to be performed at the time reasonably designated by the Contractor. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.
     6.2 Tenant’s Representative. Tenant has designated William Jaeger as its primary representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     6.3 Landlord’s Representative. Landlord has designated PM Realty Group as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
     6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Premises beyond any applicable notice, grace or cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.
     6.6 Tenant’s Agents. All of Tenant’s agents, contractors, and subcontractors performing work in, or in connection with, the Premises (collectively as “Tenant’s Agents”), shall be subject to Landlord’s reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Real Property.
     6.7 Insurance Requirements. All of Tenant’s Agents shall carry Workers’ Compensation insurance as required by applicable law and liability and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 10 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s contractor, and shall name as additional insureds all mortgagees of the Real Property or the Landlord’s construction supervisor. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.
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EXHIBIT C
[CORPORATE POINT]
RULES AND REGULATIONS
     Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.
     1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Landlord may supply access cards for Tenant’s employees, which cards will be furnished at a reasonable cost to be established by Landlord. Tenant will be responsible for returning all access cards upon the expiration or earlier termination of the Lease and will pay a reasonable replacement fee for any lost or stolen cards.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
     4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Real Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
     5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the stairs or elevators, except upon prior notice to Landlord, and in such manner, in such specific stairwell or elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator or stairwell for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators, stairwells or other parts of the Building. In no event shall Tenant’s use of the elevators or stairwells for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m., 11:30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.
     6. Landlord shall have the right to control and operate the public portions of the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.
     7. The requirements of Tenant will be attended to only upon application at the Office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
     8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.
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     9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
     10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.
     11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
     12. Tenant shall not use or keep in or on the Premises or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material.
     13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.
     14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.
     15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.
     16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.
     17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises (which approval will be given concurrently with the approval of plans for the Improvements or Alterations if such information is provided on such plans in a reasonably detailed manner). No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.
     18. Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
     19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
     20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.
     21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the area in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways, stairwells and elevators provided for such purposes at such times as Landlord shall designate.
     22. Tenant shall, at no material additional cost or expense, comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
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     23. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
     24. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building. However, Landlord will not enforce the Rules and Regulations in a discriminatory manner.
     25. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     26. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
     27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.
     28. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
     29. Tenant must reasonably comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
     30. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.
     31. Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms onto the Real Property or surrounding areas at any time.
     32. So long as Tenant has notice of same, Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Real Property, and for the preservation of good order thereof, as well as for the convenience of other occupants and tenants thereof. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. However, Landlord will not enforce the Rules and Regulations in a discriminatory manner. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
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EXHIBIT D
FORM OF SNDA
RECORDING REQUESTED BY AND
AFTER RECORDING, RETURN TO:
Capmark Finance Inc.
200 Witmer Road
Horsham, PA 19044-8015
Attn: Executive Vice President – Servicing Administration

SPACE ABOVE THIS LINE RESERVED FOR RECORDER’S USE
SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
     This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”), is made as of this                      day of                     , 200___ among                     , not individually, but solely as Trustee for the Certificate Holders of                     , Series                     -                     under that certain {Pooling/Trust} and Servicing Agreement dated as of                     -,                      (“Lender”), by and through Capmark Finance Inc., a California corporation, its [Master] Servicer under said {Pooling/Trust} and Servicing Agreement,                     , a                      (“Landlord”), and                     , a                      (“Tenant”).
33. Background
     A. Lender is the owner and holder of a deed of trust or mortgage or other similar security instrument (either, the “Security Instrument”), covering, among other things, the real property commonly known and described as                     , and further described on Exhibit “A” attached hereto and made a part hereof for all purposes, and the building and improvements thereon (collectively, the “Property”).
     B. Tenant is the lessee under that certain lease agreement between Landlord and Tenant dated                      (“Lease”), demising a portion of the Property described more particularly in the Lease (“Leased Space”).
     C. Landlord, Tenant and Lender desire to enter into the following agreements with respect to the priority of the Lease and Security Instrument.
     NOW, THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Subordination. Tenant agrees that the Lease, and all estates, options and rights created under the Lease, hereby are subordinated and made subject to the lien and effect of the Security Instrument.
     2. Nondisturbance. Lender agrees that no foreclosure (whether judicial or nonjudicial), deed-in-lieu of foreclosure, or other sale of the Property in connection with enforcement of the Security Instrument or otherwise in satisfaction of the underlying loan shall operate to terminate the Lease or Tenant’s rights thereunder to possess and use the leased space provided, however, that (a) the term of the Lease has commenced, (b) Tenant is in possession of the premises demised pursuant to the Lease, and (c) the Lease is in full force and effect and no uncured default exists under the Lease beyond any applicable notice, cure or grace period.
     3. Attornment. So long as the terms and conditions of Section 2 are being complied with by the Successor Owner (as hereinafter defined), Tenant agrees to attorn to and recognize as its landlord under the Lease each party acquiring legal title to the Property by foreclosure (whether judicial or nonjudicial) of the Security Instrument, deed-in-lieu of foreclosure, or other sale in
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Corporate Point

connection with enforcement of the Security Instrument or otherwise in satisfaction of the underlying loan (“Successor Owner”). Provided that the conditions set forth in Section 2 above are met at the time Successor Owner becomes owners of the Property, Successor Owner shall perform all obligations of the landlord under the Lease arising from and after the date title to the Property was transferred to Successor Owner. In no event, however, will any Successor Owner be: (a) liable for any default, act or omission of any prior landlord under the Lease, (except that Successor Owner shall not be relieved from the obligation to cure any defaults which are non-monetary and continuing in nature, and such that Successor Owner’s failure to cure would constitute a continuing default under the Lease); (b) subject to any offset or defense which Tenant may have against any prior landlord under the Lease; (c) bound by any payment of rent or additional rent made by Tenant to Landlord more than 30 days in advance; (d) bound by any modification or supplement to the Lease, or waiver of Lease terms, made without Lender’s written consent thereto; (e) liable for the return of any security deposit or other prepaid charge paid by Tenant under the Lease, except to the extent such amounts were actually received by Lender; (f) liable or bound by any right of first refusal or option to purchase all or any portion of the Property; or (g) liable for construction or completion of any improvements to the Property or as required under the Lease for Tenant’s use and occupancy (whenever arising). Although the foregoing provisions of this Agreement are self-operative, Tenant agrees to execute and deliver to Lender or any Successor Owner such further instruments as Lender or a Successor Owner may from time to time reasonably request in order to confirm this Agreement. If any liability of Successor Owner does arise pursuant to this Agreement, such liability shall be limited to Successor Owner’s interest in the Property.
     4. Rent Payments; Notice to Tenant Regarding Rent Payments. Tenant agrees not to pay rent more than one (1) month in advance unless otherwise specified in the Lease. After notice is given to Tenant by Lender that Landlord is in default under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and all other amounts due or to become due to Landlord under the Lease, and Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability to Landlord in connection with Tenant’s compliance with Lender’s written instructions.
     5. Lender Opportunity to Cure Landlord Defaults. Tenant agrees that, until the Security Instrument is released by Lender, it will not exercise any remedies under the Lease following a Landlord default without having first given to Lender (a) written notice of the alleged Landlord default and (b) the opportunity to cure such default within the time periods provided for cure by Landlord, measured from the time notice is given to Lender. Tenant acknowledges that Lender is not obligated to cure any Landlord default, but if Lender elects to do so, Tenant agrees to accept cure by Lender as that of Landlord under the Lease and will not exercise any right or remedy under the Lease for a Landlord default. Performance rendered by Lender on Landlord’s behalf is without prejudice to Lender’s rights against Landlord under the Security Instrument or any other documents executed by Landlord in favor of Lender in connection with the Loan.
     6. Miscellaneous.
          (a) Notices. All notices under this Agreement will be effective only if made in writing and addressed to the address for a party provided below such party’s signature. A new notice address may be established from time to time by written notice given in accordance with this Section. All notices will be deemed received only upon actual receipt.
          (b) Entire Agreement; Modification. This Agreement is the entire agreement between the parties relating to the subordination and nondisturbance of the Lease, and supersedes and replaces all prior discussions, representations and agreements (oral and written) with respect to the subordination and nondisturbance of the Lease. This Agreement controls any conflict between the terms of this Agreement and the Lease. This Agreement may not be modified, supplemented or terminated, nor any provision hereof waived, unless by written agreement of Lender and Tenant, and then only to the extent expressly set forth in such writing.
          (c) Binding Effect. This Agreement binds and inures to the benefit of each party hereto and their respective heirs, executors, legal representatives, successors and assigns, whether by voluntary action of the parties or by operation of law. If the Security Instrument is a deed of trust, this Agreement is entered into by the trustee of the Security Instrument solely in its capacity as trustee and not individually.
          (d) Unenforceability. Any provision of this Agreement which is determined by a government body or court of competent jurisdiction to be invalid, unenforceable or illegal shall be ineffective only to the extent of such holding and shall not affect the validity, enforceability or legality of any other provision, nor shall such determination apply in any circumstance or to any party not controlled by such determination.
          (e) Construction of Certain Terms. Defined terms used in this Agreement may be used interchangeably in singular or plural form, and pronouns cover all genders. Unless otherwise provided herein, all days from performance shall be calendar days, and a “business day” is any day other than Saturday, Sunday and days on which Lender is closed for legal holidays, by government order or weather emergency.
          (f) Governing Law. This Agreement shall be governed by the laws of the State in which the Property is located (without giving effect to its rules governing conflicts of laws).
          (g) WAIVER OF JURY TRIAL. TENANT, AS AN INDUCEMENT FOR LENDER TO PROVIDE THIS AGREEMENT AND THE ACCOMMODATIONS TO TENANT OFFERED HEREBY, HEREBY WAIVES ITS RIGHT, TO THE FULL EXTENT PERMITTED BY LAW, AND AGREES NOT TO ELECT, A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS AGREEMENT.
          (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their respective obligations hereunder.
EXHIBIT D
Health Management Systems
Corporate Point

     IN WITNESS WHEREOF, this Agreement is executed this ___ day of                     , 200_.

LENDER:	TENANT:

[insert Trustee’s name here], Trustee	[insert Tenant’s name here]

By: Capmark Finance Inc., its [Master] Servicer

By:	By:
Name:	Name:
Title:	Title:

Lender Notice Address:	Tenant Notice Address:

[insert Trustee’s name here], Trustee	[insert Tenant’s name here]
c/o Capmark Finance Inc.
200 Witmer Road
Horsham, PA 19044
Attn: Executive Vice President — Servicing Administration	Attn:

LANDLORD:
[insert Landlord’s name here]

By:
Name:
Title:

Landlord Notice Address:
[insert Landlord’s name here]

Attn:
EXHIBIT D
Health Management Systems
Corporate Point

Notary Acknowledgement for Lender:

Commonwealth of Pennsylvania	:
County of Montgomery	:ss :
On this, the ___ day of                     , 200_, before me, the undersigned Notary Public, personally appeared                      known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and who acknowledged to me that he/she is an officer of Capmark Finance Inc. in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
{seal}
Notary Acknowledgement for Tenant:

State of	:
:ss
County of	:

On this, the ___ day of                     , 200_, before me, the undersigned Notary Public, personally appeared                      known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Tenant in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
{seal}
Notary Acknowledgement for Landlord:

State of	:
:ss
County of	:

On this, the ___ day of                     , 200_, before me, the undersigned Notary Public, personally appeared                      known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and who acknowledged to me that he/she is an officer of the Landlord in the capacity stated and that he/she executed the within instrument in such capacity for the purposes therein contained.
          IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public
{seal}
EXHIBIT D
Health Management Systems
Corporate Point

Exhibit “A”
(Legal Description of the Property)
EXHIBIT D
Health Management Systems
Corporate Point

5001 Spring Valley Road
Suite 600-West
Dallas, Texas 75244 Telephone: 972.774.2500 Fax 972.774.2546
June 6, 2007
Kurt A. Cherry
Vice President
PM Realty Group
2080 N. Hwy 360, Ste. 390
Grand Prairie, Texas 75050
Kurt:
Health Management Systems has exclusively authorized Transwesten to submit the following Letter of Intent on their behalf for space requirements at Corporate Point at 5615 Highpoint Drive in Irving, Texas.

Commencement:	10/1/07 (with access to space by 9/1/07 for installation of IT, furniture, etc.)

Term:	68 months (10/1/07-5/31/13)
Rental Rate &
Square Footage:

Dates	SF	Floors	$/SF
10/1/07-3/31/08	46,5120	3,883sf + 6,081 sf on 1st, all 5th & 1/2 4th	$ 0.00

4/1/08-9/30/08	46,5120	3,883sf + 6,081sf on 1st, all 5th & 1/2 4th	$15.50

10/1/08-9/30/09	58,708	3,883sf + 6,081 sf on 1st, all 5th & all 4th	$16.00

10/1/10-9/30/11	58,708	same as above	$16.50

10/1/11-9/30/12	58,708	same as above	$17.50

10/1/12-5/31/13	58,708	same as above	$17.50

Tenant Improvements:	Landlord to provide Tenant $25.00 per total RSF for tenant improvements.

Space Measurement:	The calculation of all rentable and usable square feet and conversion factors shall be the same and consistent with the Building Owner and
The Performance Advantage in Real Estate

Refusal Space. If the prospective tenant desires to lease additional space covered by the statement in addition to the Right of First Refusal Space, Tenant must lease all space on such floor that the prospective tenant desires to lease if Tenant elects to lease the applicable Right of First Refusal Space.

Exclusivity:	Landlord shall not lease space to another organization in the building, with a similar use to that of Tenant for the term of the lease and any extension thereof other than those already tenants’ within the building.

Non-Disturbance Agreement:
Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from the Building’s existing mortgagee. In addition, as a condition precedent to Tenant’s subordination of the lease to any future mortgagee, such future mortgagee shall provide to Tenant a non-disturbance agreement.

Parking:	Tenant shall be granted 5.7/1.000sf parking, at no additional charge throughout the term. Tenant shall have the right at its sole cost and expense and subject to Las Colinas Association review and approval to construct up to forty (40) carports on the surface parking lot. The location of which would also be subject to Landlord’s reasonable approval

Abandonment:	Tenant shall not be in default for vacating the Premises so long as Tenant pays its rent per the lease agreement, and is not in default of other provisions of the lease.

Relocation:	Landlord shall not have any rights to relocate Tenant from Tenant’s lease premises.

Unencumbered/ Ground Lease:
Landlord will represent and warrant that the leasehold space is not encumbered by the rights of other parties, such as rights of first refusal, rights of first offer, options to purchase, expansion options; etc.

Environmental & Toxic Materials:
Landlord shall have the express responsibility to advise Tenant of any environmental and/or toxic materials which are located in, on or about the Premises, parking area, storage area, or other parts of the building. It shall be the responsibility of Landlord, at its sole cost and expense, to remove any environmental and/or toxic materials prior to the commencement of Tenant’s improvement construction,
The Performance Advantage in Real Estate

and to indemnify and hold Tenant harmless from any future action, which might occur as a result of the presence of environmental and/or toxic materials.

Further, Landlord’s cost for the removal of environmental and/or toxic materials in Tenant’s Premises or in any other location in the building shall be excluded from operating costs which would otherwise be passed through to Tenant, and shall be excluded from the cost of tenant improvements.

Signage:	Subject to Landlord’s & Las Colinas Association approval Tenant may, at its sole cost and expense, utilize the existing monument signage for corporate identification. At such time that Tenant occupies fifty (50%) percent of the Building, Tenant shall have the right to install, at its sole cost and expense, second floor spandrel signage.

Sublease and Assignment Right:
Tenant shall be given the continuing right to assign the lease or sublet all or any portion of the premises at any time during the primary term or extensions thereof with Landlord’s consent not being unreasonably withheld and/or delayed and that they retain 100% of any rentals resulting from the sublease(s) or assignments.

The Americans with Disabilities Act of 1990:	Landlord shall fully responsible for all code (including ADA, fire life safety, etc.) compliance outside of Tenant’s space and for all code compliance within the restrooms throughout the lease term.

Fixtures:	Tenant shall have the right to remove all affixed appurtenances including, but not limited to fixtures, wall-mounted cabinets, computer and/or electronic equipment, may be removed by Tenant upon vacating the premises provided that any damage caused to premises by said removal be repaired to its original condition with reasonable wear and tear excepted.

Commissions:	Landlord agrees to pay Transwestern a fair market commission in accordance with a separate agreement.
The Performance Advantage in Real Estate

This Letter of Intent is an outline of the major lease provisions only, and is neither a binding legal agreement nor should it be construed as a legal offer to lease, and will be subject to Health Management Systems, Inc. Board of Directors approval. A reservation of space can only be made upon the full execution of a lease agreement mutually satisfactory to both parties. Please execute this offer where indicated below as your acknowledgement and agreement of these terms and indication of your intention to enter into a new lease agreement accordingly.
Sincerely,
TRANSWESTERN

Evonne N. Keene, SIOR
Sr. Vice President, Tenant Advisory Services
Cc: Steven J. Conrad, Transwestern
Agreed to Terms and Conditions listed above:

Health Management Systems, Inc.	Equastone High Point, LP

Thomas G. Archhold, CFO

Name and Title	Name and Title

6/6/07

Date	Date
The Performance Advantage in Real Estate